Exhibit 99.2

Press Release                              Source: Patriot Scientific Corporation

Letter to Shareholders from Patriot Scientific Corporation
President/CEO Rick Goerner Updates Future Business Strategies
Wednesday August 20, 7:00 pm ET

CARLSBAD, Calif.--(BUSINESS WIRE)--To all shareholders and stakeholders of Patriot Scientific Corporation (OTCBB: PTSC - News), this letter provides an update on significant business activities at the Company. It has been my intention these past six months to facilitate regular communication to Patriot Scientific’s shareholders through these letters to provide insight on topical issues and to provide a uniform status report on important activities at the Company.

In this letter I focus on three topics: 1) an update on activities to expand Patriot Scientific’s future business prospects, 2) an update on our plan to improve Patriot Scientific’s investor relations (IR) and public relations (PR) program, and 3) comments on questions received from shareholders.

Patriot’s 2008 10-K results

As in prior letters, I won’t go through the extensive details contained in the Company’s report on Form 10-K that was filed with the SEC on August 14, 2008. Patriot Scientific’s balance sheet remains strong with no debt and a strong cash position. When considering Patriot Scientific’s results, it is important to point out that the Company paid almost $12 million more in income taxes in fiscal 2008 compared to 2007 due to the expiration of net operating loss carry-forwards, and we still held over $19 million in cash and marketable securities at fiscal year end. Having cash in this market is a significant advantage as Patriot Scientific assesses, and attracts, M&A opportunities. SSDI also demonstrated positive progress with expanded revenues and profitable results for the year.

Through May 31st, total MMP™ Portfolio licenses exceeded $240 million with TPL/Alliacense continuing to close new MMP™ licenses, announcing 27 new licensees in Patriot Scientific’s fiscal 2008.

Positioning Patriot Scientific for the future

This past month has been particularly busy with activities including finalizing the details of our announced acquisition of Crossflo Systems, Inc., increasing Patriot Scientific’s stake in Talis Data Systems, and continuing to assess several new opportunities.

Patriot Scientific has begun to focus on data sharing and secure data networking technology with a bias toward software companies with synergistic software modules that complement a complete secure data sharing solution for potential customers in healthcare, law enforcement and government agency applications. The following updates activities in the three areas we have identified to expand our revenues.

1.     Selective expansion of Patriot Scientific's IP portfolio to build on the future revenues of the MMP(TM) Portfolio:

Recent MMP(TM) portfolio license announcements with Hoya Corporation, Robert Bosch and Audiovox evidence the global efforts of the TPL/Alliacense licensing activity.

We have made progress on Patriot Scientific's agreement with NuPOWER Semiconductor to validate the NUSEM IP at customers needing to improve the performance, accuracy and efficiency of next generation power management architectures. We have made initial contacts with customers, set customer meetings and outlined the business model for new licensees. We believe that NuPOWER's technology can help Patriot Scientific develop an on-going royalty revenue stream.

Also in the area of IP expansion, we have held preliminary discussions with the developers of advanced networking IP technology for Digital Subscriber Line (DSL) applications.

2.     Pursue minority investments, undertaken as a strategic investor, in certain early-stage revenue or technology ventures that represent a future technology or capability of interest to Patriot Scientific:

Effective August 1, Patriot Scientific increased its stake in Talis Data Systems by acquiring all Talis shares held by SSDI and certain other minority shareholders, while also making an additional direct cash investment furthering our position in Talis. After a subsequent cash investment from Talis employees and other investors, our resultant ownership now stands at 37%. Talis pre-production samples of its Datagent multi-domain hardware have now passed testing and design validation, with customer sample units being released for assembly and expected to be available late next month. As reported last month, Talis projects initial revenues later this year through an expanding network of integration partners such as Synnex and Arrow.

Patriot Scientific has made progress in its due diligence efforts to validate the technology, and business assumptions, to acquire, for cash, nearly 20% of a Silicon Valley developer of mobile networking software to facilitate the transfer of video content to mobile devices. We are on track to complete the transaction by the end of August. Industry projections indicate that video-enabled handsets will increase from under 5% today to more than 70% by 2011. We believe this company has differentiated technology and has recently contracted field trials with several major international carriers that will be launched before the end of 2008. Recently the company demonstrated its ability to download its software at an Asian carrier, going online within one day.

3.     Full M&A opportunities:

We continue to make progress towards obtaining Crossflo shareholder approvals, and other details required to close the transaction by September 1st. We believe that Crossflo will serve as a core capability for other software activities that Patriot Scientific is pursuing with a focus on "data sharing and secure data solutions for a connected world."

Additionally, we announced today that Patriot Scientific has engaged Imperial Capital, LLC as our investment banker to help expand the list of opportunities for M&A and to facilitate future M&A transactions by providing guidance and advice concerning deal value, structure and integration strategies. In addition to the above activities, Imperial will initiate contact with several public "companies of interest".

We have held numerous meetings with several other companies that have healthcare, data security, data extraction and analysis products that can complement the core Crossflo technology.

While we are confident about our progress to close our transaction with Crossflo and to make continued progress on other opportunities, we need to remember that the acquisition process can be both complicated and time consuming, and there can be “false starts” resulting in no completed transaction as a consequence of the due diligence review, failure to close on key terms of the definitive agreement, changes in the business conditions of either company and other factors.

Improving investor relations (IR) and public relations (PR)

We have begun handling all shareholder inquiries in-house. Initial shareholder feedback has been very positive. We expect that moving shareholder communications in-house will continue to improve responsiveness, and the quality of response, to shareholder inquiries.

Ibis Consulting Group took over Patriot Scientific’s outbound IR efforts effective August 1, 2008. Ibis will be responsible for driving a more proactive investor relations program aimed at new equity fund investors, both in the US and globally. Ibis has a strong track record of success dealing with companies, like Patriot Scientific, to introduce the Company to new equity investors that can make a positive difference in our future. I was in New York City this past month meeting with several existing and new equity investors to discuss Patriot Scientific’s vision for the future. Ibis is coordinating subsequent meetings through year-end, including several industry conferences. These venues represent an opportunity to outline the strength of the Patriot transition story. We will have more information on these conferences as details become available.

We are also planning to post an updated Patriot Scientific business overview on the Company’s website next week for investor review and comment. It outlines our vision for Patriot Scientific’s future, leveraging the success of the MMP™ licensing efforts, into data sharing and secure data solutions.

We have begun planning for our shareholder meeting to be held in Carlsbad, CA on October 30, 2008. I will provide more details regarding the meeting and key shareholder initiatives in my next letter.

I want to reiterate that it is my objective to continually improve the quality, uniformity and responsiveness of our communications to shareholders and the marketplace, and I will continue to look forward to your comments and inquiries.

Comments on other shareholder inquiries

Recent shareholder inquiries, generally, fall into the following categories:

1)   Business details regarding the Crossflo Systems, Inc acquisition

2)   Update on USPTO actions on MMP(TM) patent re-examinations

3)   Update on Auction Rate Securities (ARS)

1) Business details regarding the Crossflo Systems, Inc acquisition

We expect to close the Crossflo acquisition by September 1, 2008. It would be inappropriate to disclose any financial and business details of Crossflo’s business until the transaction is finalized. We expect to have a Crossflo overview as part of Patriot Scientific’s upcoming shareholder meeting and plan to file audited historical financial statements for Crossflo with the SEC in early October.

2) Update on USPTO actions on MMP™ patent re-examinations

The patent re-examination process is a very complicated and lengthy process. Both Patriot Scientific and TPL are involved in the litigation regarding the patents, and comments regarding the status of the various patent re-examinations cannot be made. We look forward to the final actions by the USPTO. TPL/Alliacense continues to be active as evidenced by new MMP™ licensees.

3) Update on Auction Rate Securities (ARS)

There has been much press coverage recently on the ARS situation. Merrill Lynch, Citigroup and UBS have recently announced plans to redeem their ARS, and we are encouraged by the actions of the government and the banking institutions to resolve this widespread issue. As we understand the terms of these announced arrangements, for now they only address ARS held by retail customers, and then only on a protracted buy-out schedule. Although Patriot Scientific’s exposure to its ARS position was reduced in April, we still hold $12.9 million of these instruments. In response to this situation, we have negotiated access to cash collateralized by the ARS with an institutional lender in the event we need access to additional capital. Our current cash forecasts do not project a need to access the funds secured by the ARS.

I trust this letter has provided you with additional information regarding the status of key business initiatives at Patriot Scientific. Please feel free to send us your comments and any additional questions. We are making measurable progress with respect to our stated goals. I look forward to your support as we transition ahead and remain excited about the opportunity to build a strong future for Patriot Scientific.

Sincerely,

Rick Goerner
President/CEO
Patriot Scientific Corporation

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

Contact:
Patriot Scientific
Paul Bibeau, 760-547-2700
Source: Patriot Scientific Corporation